Exhibit 10.42
AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT
     THIS AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is dated as of February 3, 2010 and effective as of May 1, 2010 (other than Section 16 hereof, which shall be effective immediately upon execution and delivery of the Agreement), by and among RSM McGladrey, Inc. (“RSMM”), which is an indirect wholly-owned subsidiary of H&R Block, Inc. (“HRB”), McGladrey & Pullen, LLP (“M&P”) and, solely for purposes of Section 11.3, HRB.
RECITALS
     WHEREAS, M&P is licensed to hold itself out as a licensed certified public accounting firm in numerous states and jurisdictions;
     WHEREAS, M&P desires to continue to focus its effort, energy and expertise on the provision of Public Accounting Services (as defined below) (the “Business”), and to accomplish this goal, desires to outsource certain administrative functions of the Business to RSMM;
     WHEREAS, M&P desires to retain certain administrative services of RSMM in connection with the provision of certain services and products relating to the Business that do not involve the provision of Public Accounting Services and RSMM desires to provide such administrative services to M&P;
     WHEREAS, M&P and RSMM have agreed upon a fair compensation for the administrative services provided by RSMM hereunder;
     WHEREAS, RSMM has performed the administrative services under (a) an Administrative Services Agreement dated August 2, 1999, which was terminated on January 30, 2006, and (b) an Administrative Services Agreement dated January 30, 2006 (the “2006 Agreement”);
     WHEREAS, on July 21, 2009, M&P provided notice to RSMM of its intent to terminate the 2006 Agreement, and on September 15, 2009, RSMM provided notice to M&P of its intent to terminate the 2006 Agreement (together, the “Termination Notices”);
     WHEREAS, in consideration of the premises and the mutual covenants hereinafter set forth and in the Governance and Operations Agreement, dated as of even date herewith, among the parties thereto (the “Governance and Operations Agreement”), M&P and RSMM desire to withdraw their respective Termination Notices; and
     WHEREAS, the parties desire to modify certain of the rights and obligations of the parties set forth in the 2006 Agreement by amending and restating the 2006 Agreement in its entirety on the terms and conditions set forth herein, effective as of May 1, 2010.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree to amend and restate the 2006 Agreement in its entirety, effective as of May 1, 2010 (other than Section 16 hereof, which shall be effective immediately upon execution and delivery of the Agreement), as follows:
1. Obligations of RSMM.
     1.1 Appointment of RSMM; Administrative Services. M&P hereby retains RSMM and RSMM agrees to provide the administrative services described in Schedule 1.1 hereto (collectively, the “Administrative Services”). From time to time, RSMM may replace any of its employees or independent contractors (including hiring and firing employees and terminating the relationship with any independent contractors providing the Administrative Services hereunder), and may obtain alternative types or sources of the Administrative Services in RSMM’s reasonable discretion.
     1.2 Records. Solely for purposes of providing the records management and Administrative Services for M&P under this Agreement, RSMM shall be granted access to M&P files and may use such files subject to reasonable restrictions imposed by M&P on RSMM’s management of client engagement files related to Public Accounting Services (as defined below). Such files shall be maintained at RSMM’s and/or M&P’s offices and such offsite storage as may be obtained by RSMM. Client information shall be subject to and protected by applicable state and federal law, rules and regulations governing Public Accounting Services, including those promulgated by state boards of accountancy, the AICPA, and the PCAOB.
     1.3 Limitation on RSMM’s Authority. Administrative Services shall not include, and RSMM shall not at any time or in any manner engage, pursuant to this Agreement, in providing to M&P or any client or customer of M&P, any services that, under applicable state or federal law, cannot be provided by a firm that is not licensed as a CPA firm under applicable state law, such services to be collectively referred to, herein as “Public Accounting Services.” For clarification, “Public Accounting Services” shall not include any services deemed to be practiced before the Internal Revenue Service as defined in Treasury Department Circular No. 230, Title 31 Code of Federal Regulations, Subtitle A, Part 10. If any Administrative Services or acts required or requested of RSMM herein would be reasonably likely to be construed by a court of competent jurisdiction or the applicable state agency, board or other authority charged under the laws of the state with the licensing, registration and/or regulation of public accountants (each a “State Board”) or by the Public Company Accounting Oversight Board (“PCAOB”) to be Public Accounting Services, the requirement or other request to perform that act shall be deemed waived. In order to preserve auditor independence and audit quality, M&P shall have complete control and supervision over its provision of any Public Accounting Services including, but not limited to (i) the establishment and maintenance of quality assurance policies, (ii) the hiring, training, promotion, compensation and termination of professional staff and partners, (iii) the acceptance, continuation of, and fee arrangements with clients, and (iv) the management and supervision of client engagements. Anything in this Agreement to the contrary notwithstanding, although M&P has delegated to RSMM under the terms of this Agreement various ministerial administrative matters, M&P retains the exclusive right, through its own personnel, to manage its own Business (including Public Accounting Services) subject to the surviving terms and conditions of the Governance and Operations Agreement, the Amended and Restated Trademark Assignment and Joint Ownership Agreement of even date herewith (the “Joint Ownership

Agreement”) and the Amended and Restated Loan Agreement of even date herewith (the “Loan Agreement”).
     1.4 Execution of Contracts. RSMM is hereby authorized to execute contracts on behalf of M&P provided that the contracts so executed relate to the provision of Administrative Services, and do not relate to the performance of Public Accounting Services. M&P grants to RSMM a limited and special power of attorney (the “Power of Attorney”) for the execution of contracts (with amounts due and payable there-under not to exceed One Hundred Thousand Dollars ($100,000)). Notwithstanding the foregoing, RSMM may execute contracts (including those exceeding $100,000 in annual expenditures) that benefit both RSMM and M&P and relate to services provided by RSMM under this Agreement. A form of the Power of Attorney is set forth as Exhibit 1.4 hereto. The M&P Board of Directors (the “M&P Board”) or Managing Partner, or his/her or its designees, must authorize contracts with total amounts due and payable thereunder in excess of such amount or which relate to the performance of Public Accounting Services.
2. Term. Other than Section 16 hereof, which shall be effective immediately, the term of this Agreement shall commence on May 1, 2010 (the “Effective Date”) and shall continue for a period of five years after the Effective Date (unless sooner terminated pursuant to Sections 9 or 10 hereof) (the “Initial Term”), which term will automatically be extended five additional years on the fifth anniversary of the Effective Date (a “Renewal Term”) and on the fifth anniversary of the first May 1 of each Renewal Term such that the term of this Agreement will be automatically renewed and extended for successive five-year terms indefinitely unless and until terminated in accordance with the terms hereof.
3. Shared Expenses and Fee. RSMM and M&P shall agree to jointly share in certain common overhead costs which are necessary operating expenses for the performance of attest, accounting, tax and consulting services (the “Shared Expenses”). Such Shared Expenses may include but are not limited to certain human resources, client service, sales and marketing, equipment and technology, and administrative expenses. RSMM and M&P agree that such cost sharing arrangement will be allocated each quarter based upon actual Shared Expenses and an allocation method (the “Allocation Method”) based to the extent feasible and reasonable on actual usage by the respective parties and agreed upon in advance by the President of RSMM and the M&P Board. Shared Expenses will be paid based upon a budget with true-up calculations and adjustments reflecting services actually performed and as recorded in year-to-date financial reports for August, November, February and April. Adjustments will be made in each of the months following August, November and February. April adjustments will be made in April. The Shared Expenses and the Allocation Method shall be reviewed by the parties on an annual basis. RSMM will be responsible for payment of the Shared Expenses (except those expenses directly related to the practice of Public Accounting Services, which shall be fully paid directly by M&P) and will be reimbursed monthly by M&P for its portion of the Shared Expenses based on the Allocation Method. M&P shall pay RSMM an annual administration fee (the “Administration Fee”) for all of its Administrative Services equal to 3% of M&P’s share of the budgeted Shared Expenses, payable monthly in arrears. The Administration Fee will be reviewed by the parties on an annual basis in connection with planning objectives and updated forecasts to ensure that the Administration Fee is an arms-length arrangement and provides fair market value to RSMM for the Administrative Services actually being rendered. If M&P believes that a portion of the Administration Fee is unauthorized, unsubstantiated or otherwise improper and the parties cannot resolve such disputed fee in the regular annual Administration Fee review process, then M&P may submit a written notice of dispute to RSMM and the parties will follow the dispute escalation and resolution process described in Section 9.3 hereof (recognizing that the dispute escalation and resolution process cannot lead to a termination of this Agreement unless the process occurs after the third anniversary of the Effective Date).
4. Occupancy and Partner Benefits.
     4.1 Occupancy of Premises. M&P shall be entitled to occupy all office space from time to time occupied by RSMM on the terms and subject to the conditions of this Section 4.1.
     4.1.1 Allocation of Occupancy Costs. Following the Effective Date, upon the entry into or renewal by RSMM of any lease for office space that is or will be shared with M&P, M&P will enter into a sublease agreement with RSMM for the proportion of the space that will be utilized by M&P on substantially the same terms as the underlying lease. The proportion of space allocated to M&P will be determined initially at lease inception and then adjusted annually based on the fiscal year end actual number of each level of professional personnel M&P has housed in the premises compared to RSMM taking into account the size of workstation each personnel level is assigned. The proportion of the space utilized by RSMM or M&P will be subject to calculation as set forth in Schedule 4.1.1. The cost allocated to M&P under this sublease will be based on the cost of the lease to RSMM without any mark-up or profit to RSMM and will not be subject to the Administration Fee described in Section 3 of this Agreement. The term of the sublease will be the lesser of the term of the RSMM lease or five (5) years. If RSMM commits to an initial lease term in excess of five (5) years and M&P continues to occupy the space after the initial five (5) year sublease term, then M&P will renew the sublease for the lesser of the remaining term of the original RSMM lease or five (5) years.
     4.1.2 Notice to Vacate Premises. Unless otherwise required under any lease or sublease entered into pursuant to Section 4.1.1 hereof, M&P agrees to give RSMM at least 270 days’ prior written notice of its intention to vacate any particular office space then occupied by M&P. RSMM agrees to give M&P at least 270 days’ prior written notice of its intention to vacate any office space at the time occupied by both RSMM and M&P, unless such intent to vacate is due to an office relocation or closing which is generally known. Except as may be otherwise provided in any sublease agreement entered into pursuant to Section 4.1.1 hereof, in the event of any termination of this Agreement by either party for any reason, except for a default by M&P for nonpayment of fees, M&P shall in any case be entitled if it so elects to occupy all office space which it then occupies for 270 days after such termination, subject to having received earlier notice of RSMM’s intention to vacate such space as stated above. In the event M&P occupies such office space after termination of this Agreement, the parties shall agree on rent payable during M&P’s continued occupancy, or if they fail to do so, the rent shall be prorated according to the Allocation Method described in Section 4.1.1.
     4.2 Partner Benefits. RSMM and M&P agree that certain partner benefits may, if the parties agree, be paid by RSMM and in such case M&P will reimburse RSMM for the payment of those benefits. In such case, RSMM and M&P will agree to the allocation methodology as a part of the annual budgeting process and payment for such benefits will be made monthly by M&P.
     4.3 Independent Identity. M&P shall continue to maintain a separate legal identity and shall observe all legal requirements and customary practices necessary to maintain M&P as a separate legal entity distinct from any other person or entity, including RSMM. Consistent with the Joint Ownership Agreement, M&P shall also maintain its own business identity, including, without limitation, letterhead and business cards and shall have the right at its option to conduct its own marketing activities. Nothing herein shall prevent M&P from being acquired by or otherwise combining with any other person, in which case this Agreement may be terminated in accordance with the terms of this Agreement. For the avoidance of doubt, Section 9.5.2 shall continue to be effective in the event of termination in connection with an acquisition or merger of M&P. In addition, any proceeds from the sale of M&P or its assets shall remain the sole property of M&P subject to the terms of the Loan Agreement.
5. Engagement Letters, Billing and Collection of Fees; Accounting.
     5.1 Engagement Letters. M&P will prepare engagement letters in accordance with its policies for services and/or products to be provided by M&P to its clients. The content of such letters shall be solely under the control of M&P and shall be executed only by a partner or employee of M&P.
     5.2 Billing and Collection. As part of the Administrative Services, RSMM shall prepare and mail statements for all services provided by or on behalf of M&P to clients of M&P based upon time records, expense payments and other information provided by M&P to RSMM. M&P shall and shall cause its partners and employers to provide RSMM all records reasonably necessary for billing and collection of accounts pursuant to the provisions of this Section.
     5.3 Accounting. As a part of the Administrative Services, RSMM shall maintain books of account for M&P. In addition, RSMM shall prepare the monthly and annual operational and financial reports for M&P.
6. Mutual Nondisclosure. Except as provided in the Loan Agreement or Governance and Operations Agreement, neither M&P nor RSMM shall at any time or in any manner, directly or indirectly, use or disclose to any third party any trade secrets or other Confidential Information (defined herein) learned or obtained from the other party hereto as a result of its relationship with the other party hereto or any direct or indirect subsidiary or affiliate (i.e., a person which controls, is controlled by or under common control with a party) of the other party, except as may be required by law or legal, regulatory or judicial process; provided that the disclosing party shall give prompt written notice to the other party of such requirement, disclose no more information than is so required, and cooperate with any attempts by the other party to obtain a protective order or similar treatment; or to its or its affiliates’ directors, officers, attorneys, accountants, advisors or consultants who need to know such information in such capacities and who agree to comply with the non-disclosure obligations set forth in this Section 6. As used herein, the term “Confidential Information” means confidential, proprietary or personal information of a party or its affiliates that is not generally known in the industry in which the parties or any of their direct or indirect subsidiaries or (in the case of information of or about clients of either party) clients is engaged, including such information that in any way relates to the products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, purchasing, accounting, procedures, marketing, customers, vendors, merchandising and selling, of RSMM or M&P or any of their respective direct or indirect subsidiaries or affiliates, or the clients of either party, and regardless of the format in which it is presented or embodied (written, graphic, electromagnetic or otherwise). The term “Confidential Information,” as used herein, does not include information (a) which was already in the public domain other than through any disclosure in violation of this Section 6, (b) information already in the possession of the other party and not subject to any confidentiality obligations of the other party or (c) which is or was disclosed as a matter of right by a third party source provided such third party source is not bound by confidentiality obligations in favor of the owner of the Confidential Information in question. This Section 6 shall survive the termination of this Agreement. Each party agrees that it will adopt reasonable precautions to guard against unauthorized release or use of Confidential Information, and that it will not use or disclose such Confidential Information in any manner that will unfairly benefit itself or damage the other party hereto. Each party agrees to return to the other party all such Confidential Information pertaining to the other party upon termination of this Agreement. In lieu of returning all Confidential Information, a party may destroy such Confidential Information provided that the other party hereto has agreed in writing that destruction is acceptable.
7. Administrative Services, Warranties, Disclaimers, Limitations on Liability and Required Notices. RSMM will act diligently and use reasonable care in providing Administrative Services to M&P. M&P and each Partner hereby release and forever discharge RSMM and its affiliates, parents, employees, subcontractors, agents and assigns from any liability in any way connected with this Agreement or the Administrative Services, except for any liability for intentional torts or gross negligence. RSMM does not warrant the success or results of M&P. RSMM shall not be liable to M&P or any Partner under any circumstances for special, exemplary, punitive or consequential damages relating to the Administrative Services except for intentional torts or gross negligence. Neither M&P nor any Partner shall be liable to RSMM for special, exemplary, punitive or consequential damages relating to this Agreement.
RSMM hereby agrees to indemnify and hold harmless M&P and its affiliates from and against any liability or losses (including, without limitation, attorneys’ fees) arising out of any claims, actions, litigations, disputes or proceedings brought by any third parties against M&P or its affiliates as a result of any negligence, willful misconduct or fraud by RSMM in connection with its provision of any services under this Agreement (excluding, for clarity, any Public Accounting Services). M&P hereby agrees to indemnify and hold harmless RSMM and its affiliates from and against any liability or losses (including, without limitation, attorneys’ fees) arising out of any claims, actions, litigations, disputes or proceedings brought by any third parties against RSMM or its affiliates as a result of any negligence, willful misconduct or fraud by M&P in connection with the provision of Public Accounting Services.
8. Mutual Provision of Professional Services. RSMM and M&P may from time to time request assistance from the other’s professionals and other personnel in meeting the Contractor’s professional service obligations to its clients (the “Professional Services”). The party requesting such assistance and billing the client for the Professional Services rendered is referred to in this Section 8 as the “Contractor”. The party providing the requested Professional Services to or on behalf of the Contractor and billing the Contractor is referred to in this Section 8 as the “Subcontractor”. In no case shall the Administrative Services rendered by RSMM to M&P pursuant to other sections of this Agreement be subject to this Section 8. The Subcontractor may at its sole option and discretion, provide or decline to provide the requested Professional Services to the Contractor. The provisions set forth below shall apply with respect to all Professional Services so provided pursuant to this Section 8.
     8.1 Nature of Requests. Such a request may be made by any person authorized by the Contractor to do so, and such request may be accepted by any person authorized by the Subcontractor to do so. No formalities are required.
     8.2 Contractor to Bill Client. The Contractor shall have sole responsibility for billing and collecting from its own client with respect to the Subcontractor’s Professional Services. No delay or failure by the client to pay for such Professional Services shall relieve the Contractor from its obligations to pay the Subcontractor for such Professional Services as provided herein.
     8.3 Subcontractor’s Billing for Services Rendered. The Subcontractor shall bill the Contractor for actual hours expended by its personnel to provide Professional Services to the client of the Contractor. The rate to be charged shall be mutually agreed upon from time to time, but no less frequently than annually, between Contractor and Subcontractor, in writing. The fees in effect as of the date hereof are an agreed percentage of the standard rate typically charged by the Subcontractor to its own clients consistent with the rates currently in place between the shared services of locations of RSMM and M&P. Contractor shall make payment to the Subcontractor for Professional Services provided hereunder within 30 days after the end of the month in which the Professional Services were provided by the Subcontractor.
     8.4 Subcontractor Responsible for Own Expenses. Subcontractor is solely responsible for the payroll, benefits, training, equipment and facilities necessary for its personnel to provide Professional Services to the Contractor’s client, and for its own profitability or lack thereof, relating to the rendition of such Professional Services. Travel and living expenses away from Subcontractor’s office normally employing personnel used to perform the Professional Services shall be billed to Contractor as disbursements at the actual amount paid to vendors, and Contractor will reimburse Subcontractor within thirty (30) days following the end of the month during which expenses are incurred.
     8.5 Compliance With Laws, Rules and Professional Standards. Contractor and Subcontractor agree to comply, and to cause their respective partners and employees to comply, with Rule 301, Confidential Client Information, of the Code of Professional Conduct of the American Institute of Certified Public Accountants. In addition, the parties shall, in connection with providing of such Professional Services, observe the mutual nondisclosure provisions of Section 6 of this Agreement. The parties also agree to comply, and to cause their respective partners and employees to comply, with Section 7216 of the Internal Revenue Code in connection with providing Professional Services to each other’s clients. RSMM agrees to comply with Interpretation 101-14 under Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and, unless an exception is agreed to by

M&P (which agreement shall not be unreasonably withheld), M&P’s Independence and Relationship Policies as in effect from time to time with respect to all attest clients. The parties agree that RSMM shall not perform any Professional Service that violates any state law governing the practice of public accounting. It is specifically contemplated that M&P will utilize Professional Services of RSMM only in a manner or in instances consistent with the requirements of the governing accounting licensing laws.
     8.6 Professional Services Indemnity. Contractor agrees to indemnify and hold harmless Subcontractor and its partners, directors, officers, employees, agents and members, as applicable, with respect to any and all claims, losses, damages, liabilities, judgments or settlements (including but not limited to reasonable attorneys’ fees, costs and other expenses) incurred by Subcontractor on account of any Professional Services conducted by Subcontractor pursuant to this Section 8 except those arising in the ordinary course of business of performing requested services and allocated to Subcontractor by Section 8.4 hereof; provided, however, this indemnification shall not extend to cover any claims, losses, damages, liabilities, judgments or settlements (including attorneys’ fees, costs and other expenses) incurred by such indemnified persons on account of the negligence, willful misconduct or fraud of Subcontractor (or its partners, directors, officers, employees, agents or members, as applicable).
9. Termination. Other than any termination pursuant to Section 10 hereof, this Agreement may only be terminated in accordance with and subject to the provisions of this Section 9. In the event of a termination under this Section 9, the Governance and Operations Agreement shall terminate pursuant to Section 12(a) of the Governance and Operations Agreement.
     9.1 By RSMM. RSMM may terminate this Agreement: (a) at any time pursuant to Section 10 hereof; (b) at any time if M&P loses or has suspended its license or certification to practice public accounting in any state significant to its business; (c) at any time if M&P is wound up or liquidated or files for bankruptcy or other action is taken against it under any statute for the protection of creditors; (d) subject to Sections 9.3 and 9.4 hereof, at any time, with or without cause, following the third anniversary of the Effective Date, provided that (I) the effective date of any termination pursuant to this clause (d) may only occur on a date during the period between May 1 and August 31 of any calendar year and (II) RSMM must have provided M&P with at least 270 days’ advance written notice of any termination (specifying the effective date of such termination) pursuant to this clause (d) (it being understood and agreed that RSMM may not deliver a notice of termination pursuant to this clause (d) prior to the third anniversary of the Effective Date and that any such purported termination pursuant to this clause (d) prior to the third anniversary of the Effective Date shall be void and of no force or effect); or (e) with at least 60 days’ advance written notice, upon consummation of any sale of at least a majority interest of the M&P business to a third party, whether accomplished by the sale of stock, sale of assets or otherwise, or any merger of M&P with a competitor of M&P or RSMM.
     9.2 By M&P. M&P may terminate this Agreement: (a) at any time pursuant to Section 10 hereof; (b) subject to Sections 9.3 and 9.4 hereof, at any time, with or without cause, following the third anniversary of the Effective Date, provided that (I) the effective date of any termination pursuant to this clause (b) may only occur on a date during the period between May 1 and August 31 of any calendar year and (II) M&P must have provided RSMM with at least 270 days’ advance written notice of any termination (specifying the effective date of such termination) pursuant to this clause (b) (it being understood and agreed that M&P may not deliver a notice of termination pursuant to this clause (b) prior to the third anniversary of the Effective Date and that any such purported termination pursuant to this clause (b) prior to the third anniversary of the Effective Date shall be void and of no force or effect). Notwithstanding the foregoing, if a sale of at least a majority interest of the RSMM business to a third party, whether accomplished by the sale of stock, sale of assets or otherwise (a “Change of Control”), is consummated during the first two years after the Effective Date and after consummation of such Change of Control a business dispute between RSMM and M&P results from such Change of Control, M&P may deliver a written notice of dispute to RSMM pursuant to Section 9.3 hereof, even if the notice is delivered before the third anniversary of the Effective Date. If such dispute is not resolved after good faith compliance with the dispute escalation and resolution process described in Section 9.3 hereof, M&P may begin the termination process and, subject to compliance with Section 9.4 hereof, terminate this Agreement.
     9.3 Escalation and Resolution Procedures. If a party is considering termination of this Agreement following the third anniversary of the Effective Date for any reason, other than pursuant to Section 10 hereof or, in the case of RSMM, clauses (b) or (c) or (e) of Section 9.1 hereof, the parties, including members of senior leadership and members of the Board of Directors of RSMM and the M&P Board, will participate in and abide by the following escalation and resolution process prior to issuing any notice of termination hereunder or publicly announcing any intention to terminate this Agreement (whether to a party, publicly or otherwise). Prior to issuing any notice of termination pursuant to clause (d) of Section 9.1, in the case of RSMM, or clause (b) of Section 9.2, in the case of M&P, the party desiring to terminate this Agreement will deliver to the other party a written notice (the “Notice”) of the reasons for which the party is considering termination of this Agreement (such notice to detail all relevant information pertaining to the reasons, including the clear statement that it could lead to a termination notice), which will include a request for an initial meeting between the parties to discuss the reasons on a date no earlier than seven days and no later than 30 days after the date of receipt of the Notice. The parties (including representatives of the senior leadership of each party) will meet to discuss, and negotiate in good faith to continue the APS on the date specified in the Notice or on such other date no later than 30 days after the date of receipt of the Notice as may be agreed by the parties. If, following such meeting the reasons for termination still exist, then no later than 30 days following the initial meeting (or such other date as the parties may mutually agree) the parties will hold a second meeting (including representatives of the senior leadership and boards of directors of each party) to continue to negotiate in good faith to continue the APS. If, after compliance with the foregoing procedures, such reason for termination is not resolved, either party may submit such reason for termination to resolution pursuant to Section 14 below. For the avoidance of doubt, termination of this Agreement without cause in accordance with Section 9.1 or 9.2 is not subject to the terms of Section 14. All negotiations pursuant to this Section 9.3 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     9.4 Notice of Termination. If, following the second meeting of the escalation and resolution process set forth in Section 9.3 hereof, the parties have failed to agree to continue the APS after good faith compliance with the escalation and resolution process set forth in Section 9.3 hereof and the board of directors of the party that originally delivered the Notice determines to terminate the Agreement, then such party may issue and deliver a written notice of termination

(the “Notice of Termination”) to the other party, provided that M&P may not issue (whether to RSMM, publicly or otherwise) or deliver a Notice of Termination to RSMM unless (a) the M&P Board first calls a meeting of M&P’s Partners, to occur no sooner than 60 days after the calling of the meeting and in any event not before the third anniversary of the Effective Date, to vote on the decision to terminate this Agreement and approve delivery of a Notice of Termination and (b) the decisions to terminate this Agreement and deliver a Notice of Termination are approved at such Partner meeting (I) by a majority of the Partner votes held by all of M&P’s Partners and (II) in accordance with any other vote requirement specified in the M&P Partnership Agreement, as in effect at the time of any such M&P Partner vote. Once a Notice of Termination is issued by a party, such Notice of Termination shall be irrevocable unless the other party consents in writing to its withdrawal.
     9.5 Effect of Termination.
     9.5.1 Payment of Money Owed. Upon the termination of this Agreement for any reason, M&P shall pay all amounts due to RSMM and RSMM shall pay all amounts due to M&P under this Agreement as soon as practicable but in no event later than sixty (60) days after the effective date of such termination, it being understood that any amounts due to each other under any other agreements by and between, or which may be entered into by and between, the parties shall be payable in accordance with the provisions thereof.
     9.5.2 Survival of Certain Provisions. Sections 4.1, 6, 8.5, 8.6, 9.5, 12, 13, 14 and 16 shall survive the termination of this Agreement.
     9.5.3 Records; Files. In the event of termination for any reason, RSMM may, at its expense, and, subject to RSMM’s compliance with any requirements for prior client consent, copy all records or files of M&P, except for client engagement files which contain or reflect the performance of Public Accounting Services.
     9.5.4 License of Proprietary Systems. Nothing in this Agreement shall prevent M&P from independently obtaining any licenses or other agreements providing for M&P’s right to use any Proprietary and Customized Applications (as defined below) primarily in the provision of Public Accounting Services, including, without limitation, the application known as Caseware.
     Effective upon any termination of this Agreement by either party, RSMM hereby grants to M&P a world-wide, royalty-free, fully paid-up, nonexclusive, nontransferable, nonsublicensable license, sublicense, and/or right (i) to use, for a period (at M&P’s election) of up to eighteen (18) months following the effective date of termination hereof, in substantially the same manner and for substantially the same purposes as used or available for use immediately prior to such termination, all Proprietary and Customized Applications, and (ii) to perpetually use the source code of (a) all customizations of such Proprietary and Customized Applications in RSMM’s possession or control, which customizations were created by or on behalf of RSMM and/or M&P (whether for use exclusively by M&P or for use by both M&P and RSMM), and (b) all software-based audit tools owned by RSMM, or by both RSMM and M&P, comprising the Proprietary and Customized Applications (including, without limitation, Engagement Management, McGladrey Risk Assessment Model (MRAM), Interoffice Inspection (IOI) and audit related Lotus Notes based databases). The licenses, sublicenses and/or rights to use described above in this Section 9.5.4 shall only be granted to the extent that: (x) RSMM has the legal right to do so; (y) RSMM is contractually permitted to grant such licenses, sublicenses or rights to use to M&P, in the event any portion of the Proprietary and Customized Applications is provided to RSMM pursuant to a contract with any third parties (a “Third Party Contract”); and (z) such action will not adversely affect or alter RSMM’s pre-existing right to use such Proprietary and Customized Applications. M&P agrees to indemnify RSMM for any breach of any Third Party Contract that may result from RSMM’s grant of such licenses, sublicenses or rights to use to M&P under this Section 9.5.4. The foregoing does not transfer or assign to M&P any rights which RSMM may have or acquire in any Proprietary and Customized Applications. As used herein, “Proprietary and Customized Applications” means, collectively, software applications owned by RSMM or owned by one or more third parties and licensed or otherwise provided to RSMM, and any customizations or extensions to or other enhancements of such software applications developed and/or owned by RSMM, that are used or available for use to provide Administrative Services to M&P immediately prior to the effective date of termination of this Agreement.
     In the event that RSMM is not permitted to license, sublicense or grant M&P the right to use any Proprietary and Customized Applications as set forth above, if and when requested by M&P during the eighteen (18) months following the effective date of termination hereof, RSMM will use commercially reasonable efforts to help M&P obtain (at M&P’s own cost and expense) licensing rights from third party providers of the Proprietary and Customized Applications that are being utilized or are available for utilization by or on behalf of RSMM to provide Administrative Services immediately prior to the effective date of termination hereof. For the avoidance of doubt, except as otherwise specified herein or as otherwise agreed by RSMM and M&P, RSMM will not have any obligation to provide its own or any third party’s Proprietary and Customized Applications after the eighteen (18) month term set forth above.
     9.5.5 Transition Services and Return of Data. If either RSMM or M&P delivers a Notice of Termination to the other party, each party will promptly designate a senior level leader to represent such party in the development of a transition services plan. The designated representatives of each party will meet to begin to design such transition services plan as soon as reasonably practicable following the date of the Notice of Termination and in any event at least 180 days prior to the effective date of the termination of this Agreement. The purpose of the transition service plan will be to enable M&P to transition, before or after the effective date of termination, the Administrative Services to other third party or internal M&P providers or resources. RSMM and M&P further agree that any such transition services plan shall, at a minimum, provide terms to facilitate RSMM’s performance of its obligations specifically set forth in Section 9.5.4 and this Section 9.5.5. In furtherance of such transition services plan, RSMM shall cooperate with M&P in transitioning performance of the Administrative Services to M&P or to any third party service provider designated by M&P; provided, however, that M&P shall pay RSMM a reasonable agreed upon amount for any work

RSMM needs to perform to segregate data, delete it and/or integrate such data with M&P and/or its third party vendor, in conjunction with such transition upon the written request of M&P. RSMM shall return all copies of all M&P data, materials, and information in the possession or control of RSMM (including, without limitation, all audit-related data, files and databases) to M&P in such form or format as reasonably requested by M&P. RSMM shall not retain any copies of such M&P data, materials or information except as required by law. M&P shall return all copies of all RSMM data, materials, and information in the possession or control of M&P to RSMM in such form or format as reasonably requested by RSMM. M&P shall not retain any copies of such RSMM data, materials, or information except as required by law. This provision shall survive termination of this Agreement.
10. Regulatory or Legislative Change. In the event of any material change in any state or federal statute, regulation or definitive interpretation thereof by a government agency or administrative body (“Laws”), or an enforcement action against M&P or its affiliates arising under any Laws, in each case which shall make this Agreement unlawful in whole or in material part, the parties shall immediately enter into good faith negotiations regarding a new service arrangement (if necessary) or basis for compensation for the Administrative Services provided hereunder which is consistent with such Laws and approximates as closely as possible the economic position of the parties hereunder prior to the change. If the parties are unable to reach such an agreement within 30 business days following written notice from one party to the other, then either party may terminate this Agreement effective upon 90 days’ prior written notice. Termination of this Agreement pursuant to this provision shall not, however, terminate M&P’s right to occupy such office space as it then may occupy on premises leased by RSMM.
11. Miscellaneous.
     11.1 This Agreement shall be binding upon and shall inure to the benefit of the successors and assignees of the parties.
     11.2 M&P shall not assign, confer any right in, assume in bankruptcy, pledge, mortgage or otherwise encumber this Agreement, in whole or in part, without the prior written consent of RSMM, which can be withheld in RSMM’s sole discretion. For the avoidance of doubt, a merger, change of control, reorganization (in bankruptcy or otherwise) or a stock sale of M&P shall be deemed an “assignment” requiring such consent, regardless of whether M&P is the surviving entity. For the further avoidance of doubt, Section 9.5.2 shall continue in effect in the event of termination of this Agreement resulting from a merger, change of control, reorganization (in bankruptcy or otherwise) or stock sale of M&P. Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect. RSMM may, in its discretion, assign this Agreement to any other direct or indirect parent, subsidiary or affiliate of RSMM, or to any third party that in connection therewith is acquiring all or substantially all of the assets of RSMM used in the APS, and M&P shall be liable hereon to the same extent as if such agreement were originally made with such other person, firm or corporation.
     11.3 If the Board of Directors of HRB (the “HRB Board”) determines to sell RSMM and its subsidiaries in any auction or marketed sale process, M&P will be invited to participate as a bidder in the sale process. In addition, if outside of any such sale process the HRB Board receives from a third party a bona fide written offer to purchase RSMM and its subsidiaries and the HRB Board subsequently determines to engage in negotiations with such third party with the intent to consummate such offer or to otherwise sell RSMM and its subsidiaries, it will notify the M&P Board of such proposed sale in writing within a reasonable period of time prior to the entry into a definitive agreement with such third party relating to such proposed sale, providing M&P a reasonable opportunity to submit a bona fide written offer to purchase RSMM and its subsidiaries. Any such offer must include the proposed cash purchase price for RSMM and its subsidiaries, a summary of the other material terms and conditions of the proposed purchase and, to the extent financing is contemplated to fund the proposed purchase, evidence of committed financing. The HRB Board may accept or reject M&P’s proposed offer in its sole discretion (it being understood that if M&P’s proposed offer is rejected, the HRB Board may consummate the proposed third party sale or any other sale in its sole determination, regardless of whether the purchase price of the proposed third party sale is lower than M&P’s proposed purchase price or the terms and conditions of the proposed third party sale are less favorable to HRB than those of M&P’s proposed offer). It is understood that the foregoing rights of M&P and obligations of RSMM will not apply to any spin-off of RSMM or to an initial public offering of RSMM (whether with the intent to subsequently spin off RSMM or otherwise). M&P acknowledges and agrees that HRB will in no case be under any obligation to accept or consummate any proposed offer to purchase RSMM and its subsidiaries from M&P (or from any third party), that this provision does not confer a right of first refusal on M&P, and that M&P has no rights to purchase RSMM and its subsidiaries. M&P further acknowledges and agrees that RSMM and its subsidiaries are not for sale and that the foregoing does not commit or in any way reflect an intention of HRB to cause the sale of RSMM and its subsidiaries.
     11.4 This Agreement, together with the Governance and Operations Agreement, the Loan Agreement and the Joint Ownership Agreement, contain the complete understanding of the parties with respect to the subject matter hereof and no modification or waiver of any provision hereof shall be valid unless in writing and signed by the parties, unless specifically provided to the contrary. This Agreement may not be amended except by an instrument in writing signed by RSMM and M&P. Notwithstanding anything to the contrary herein, no party shall be required to violate any law or the good faith reasonable exercise of such party’s professional responsibility.
12. Governing Law. This Agreement shall be governed and interpreted in all respects pursuant to the internal and substantive laws of the State of Missouri without regard to conflict of laws principles which might cause the law of another jurisdiction to apply.
13. Right to Offset. M&P agrees that RSMM may offset amounts due M&P hereunder against amounts due RSMM hereunder. Such right to offset shall arise if M&P fails to pay such amounts owed to RSMM within thirty (30) days after written notice to the M&P’s Representative. In the event that any such offset is made but is finally determined by mediation, arbitration or a court of competent jurisdiction to be improper and such offset is revised, RSMM shall pay interest, at the Prime Rate, on the amount of such offset for the period such offset was in effect. “Prime Rate” means the “prime rate” as published in the “Money Rates” section of The Wall Street Journal or successor section and/or publication. If The Wall Street Journal ceases to publish the “prime rate,” then the “Prime Rate” shall be the prime rate as announced from time to time by HRB’s lead agent bank under its senior credit facilities.

14. Arbitration; Interim Relief. Any controversy, claim or dispute arising out of or relating to this Agreement or any actual or alleged breach of any provisions hereof, including without limitation any dispute concerning the scope of the arbitration clause set forth below (a “Dispute”), shall be resolved as set forth below, except that (a) this Section 14 shall not apply to any controversy, claim or dispute asserted by either party hereto against the other arising out of or related to a controversy, claim or dispute asserted by a third person (other than M&P and/or any of its Partners or RSMM) against either or both parties to this Agreement, nor to any controversy, claim or dispute where a third party (other than M&P and/or any of its Partners or RSMM) would be an indispensable party under the Federal Rules of Civil Procedure and (b) any Dispute subject to Section 10(a)(i) of the Governance and Operations Agreement shall be resolved as described in Section 8 of the Final Award (as defined in the Governance and Operations Agreement).
     14.1 In the event a Dispute arises relating to this Agreement, the parties shall first negotiate in good faith to resolve such dispute in accordance with the dispute escalation and resolution process described in Section 9.3 hereof before proceeding to mediation pursuant to Section 14.2 hereof.
     14.2 In the event that the parties have complied with Section 9.3 hereof and the Dispute has not been resolved within 60 days after service of the Notice as provided in Section 9.3, or in the event the parties failed to meet within 30 days after delivery of a Notice, either party may demand mediation in accordance with the CPR Institute for Dispute Resolution (“CPR”) Mediation Procedure then currently in effect in the location where any arbitration would be conducted as set forth below, in writing with copies to all other parties involved in the Dispute. The notification will state with specificity the nature of the Dispute. Unless the parties agree otherwise, the parties will select a mediator from the CPR Panels of Distinguished Neutrals (the “Mediator”). If the parties do not agree on the Mediator within five (5) business days after either party delivers a demand for mediation, the CPR will provide the parties on an expedited basis a list of three candidates, with their resumes and hourly rates. If the parties are unable to agree on a candidate from the list within three (3) business days following receipt of the list, each party will, within five (5) business days following receipt of the list, send to CPR the list of candidates ranked by order of preference. The candidate with the lowest combined score will be appointed as the mediator by the CPR. The CPR will break any tie. Upon appointment, the Mediator will immediately convene a telephone conference of the parties hereto. The parties will make a representative, with full authority to settle, available for such a conference. During the initial telephone conference, the parties will agree on mediation procedures or, in the event they cannot agree, the Mediator will set the mediation procedures. The mediation procedures will provide for the mediation to be completed within thirty (30) business days after the date of the initial demand for mediation. The parties will participate in good faith in the mediation and will use their best efforts to reach a resolution within the thirty (30) day time period. Each party will make available in a timely fashion a representative with authority to resolve the Dispute. Absent agreement of the parties otherwise, in the event that the Dispute has not been resolved within thirty (30) days, the mediation shall be deemed terminated. In the event that the mediation continues beyond thirty (30) days by agreement of the parties, but is not resolved within what the Mediator believes is a reasonable time thereafter, the Mediator will declare the mediation terminated. Fees of the mediator shall be split equally between RSMM, on the one hand, and M&P, on the other hand. In the event one party fails to participate in the dispute resolution process set forth in Section 9.3, the other party can immediately initiate mediation.
     14.3 Any Dispute that has not been resolved by negotiation or mediation as provided herein as of the termination of the mediation and no later than 45 days after delivery of a mediation demand shall be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, as supplemented or modified herein (the “Rules”) by three independent and impartial arbitrators of whom each party shall designate one and those two arbitrators shall jointly select the third arbitrator, unless they are unable to agree on the selection of the third arbitrator, in which case the third arbitrator shall be determined pursuant to the Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event one party fails to participate in accordance with the dispute resolution process set forth in Section 9.3 or in the mediation as set forth in Section 14.2 herein, the other party can immediately commence arbitration. The governing law of this Agreement shall be the law used by the arbitrators in rendering their award as set forth in Section 12, except that the Federal Rules of Evidence shall apply and that the parties have the right and shall be permitted to conduct and enforce full pre-hearing discovery in accordance with and to the same extent permitted by the Federal Rules of Civil Procedure. Pending final award, the compensation and expenses of the third arbitrator selected by the arbitrators designated by the parties shall be split equally between RSMM, on the one hand, and M&P, on the other hand, and each of the parties shall bear the compensation and expenses of its designated arbitrator. The CPR shall hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration by any one or more of the parties. The parties and the CPR shall thereafter cooperate in order to complete the appointment of three arbitrators as quickly as possible. Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting (which, if the arbitrators so determine, may be by phone) among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (1) definition of issues; (2) scope, timing, and types of discovery; (3) exchange of documents and filing of detailed statements of claims, pre-hearing memoranda and dispositive motions; (4) schedule and place of hearings; and (5) any other matters that may promote the efficient, expeditious, and cost effective conduct of the proceeding. The parties and the arbitrators shall endeavor in good faith to complete the arbitration as quickly as possible. Each party shall have the right to request that the arbitrators make specific findings of fact.
     14.4 The majority decision of the arbitrators shall contain findings of fact on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties. Absent agreement of the parties otherwise, the arbitration shall take place in Minneapolis, Minnesota if the party requesting same is RSMM, or Kansas City, Missouri, if the party requesting same is M&P. The final award may grant such relief as authorized by the Rules, including damages and out-of-pocket costs but which may not include exemplary or punitive damages.
     14.5 Nothing in this Agreement shall limit, interfere or delay any party from seeking at any time interim relief from a court of competent jurisdiction.

     15. Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage pre-paid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, (d) e-mailed (with a copy simultaneously sent by first class mail or any other delivery method permitted hereunder), or (e) telexed or telecopied, with receipt confirmed, addressed as follows:

If to HRB:	H&R Block, Inc.
One H&R Block Way
Kansas City, MO 64105
Attn.: Brian Woram
Facsimile: (816) 854-8500
E-mail: Brian.Woram@hrblock.com

If to RSMM:	RSM McGladrey, Inc.
One South Wacker Drive, Suite 800
Chicago, IL 60606
Attn.: Peter Fontaine
Facsimile: (312) 634-5513
E-mail: Peter.Fontaine@rsmi.com

If to M&P:	McGladrey & Pullen, LLP
3600 American Blvd., Third Floor
Bloomington, MN 55431-4502
Attn: David Scudder
Facsimile: (847) 517-7067
E-mail: dave.scudder@rsmi.com

with a copy to:	Katten Muchin Rosenman, LLP
525 W. Monroe Street, Suite 1900
Chicago, IL 60661
Attn: Herbert S. Wander
Facsimile: (312) 577-8885
E-mail: hwander@kattenlaw.com
or such other persons or addresses as shall be furnished in writing by any party to the other party. A notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three (3) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the e-mail, telex or telecopy is confirmed, as the case may be.
16. Withdrawal of Termination Notices; Integration. The parties hereby withdraw their respective Termination Notices and agree that the 2006 Agreement shall govern RSMM’s provision of the Administrative Services to M&P from the date of this Agreement through and until April 30, 2010. The parties further agree that no notice of termination of the 2006 Agreement or this Agreement may be issued by either party during the period between the date of this Agreement and April 30, 2010, and that any such purported notice of termination issued prior to April 30, 2010 shall be void and of no force or effect. Effective as of May 1, 2010, this Agreement will amend and restate in its entirety, and supersede and replace, the 2006 Agreement, without any further action being required, and the 2006 Agreement shall have no further applicability.
[Signature Pages Follow]

\

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH IS BINDING ON THE PARTIES HERETO.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RSM MCGLADREY, INC.
By:	/s/ C.E. Andrews
	Name:	C.E. Andrews
	Title:	President

MCGLADREY & PULLEN, LLP
By:	/s/ Dave Scudder
	Name:	Dave Scudder
	Title:	Managing Partner

The undersigned joins in this Agreement solely for purposes of Section 11.3:

H&R BLOCK, INC.
By:	/s/ Becky Shulman
	Name:	Becky Shulman
	Title:	S.V.P. and C.F.O.

SCHEDULE 1.1
Administrative Services
Administrative Services to be provided by RSMM to M&P:
1.	Provision and maintenance of suitable office space for sublease.
2.	Recruiting, training and provision of nonprofessional staff, including clerical services.
3.	Provision of office supplies, furniture, fixtures and equipment and leasehold improvements.
4.	Provision of Information Systems development, management and support, including but not limited to hardware, software, operating systems, network systems and Internet Services.
5.	Provision and maintenance of a computer system and data processing activities.
6.	Provision of billing services.
7.	Scheduling and payment of accounts payable.
8.	Assistance in collection of accounts receivable.
9.	Preparation of payroll and related tax matters.
10.	Records management as provided in Section 1.2.
11.	Development of policies and procedures relating to the Administrative Services (except those relating to the performance of Public Accounting Services or otherwise inconsistent with those adopted by M&P).
12.	Assistance in compliance with all regulatory requirements as requested by M&P.
13.	Assistance in maintenance of the books and records of M&P.
14.	Provision of annual budgeting assistance.
15.	Provision and maintenance of a system of internal accounting.
16.	Provision of insurance policies and provision of risk manager services except in each case, as to the professional liability of M&P, including the gathering of underwriting data to submit to broker (payroll, losses, locations, autos, etc.), securing and managing the third party administer to administer workers’ compensation, general liability or auto claims that M&P may have, obtaining Certificates or Evidences of Insurance for distribution with proposals and reviewing contract language as it pertains to insurance.

EXHIBIT 1.4
Form of Power of Attorney
LIMITED POWER OF ATTORNEY
     On this                      day of                                         , 20___, McGladrey & Pullen, LLP, an Iowa limited liability partnership (hereinafter referred to as “M&P”), hereby authorizes and appoints as its attorney-in-fact RSM McGladrey, Inc. (hereinafter referred to as “RSMM”), a corporation organized under the laws of the State of Delaware and having its principal place of business at 4400 Main Street, Kansas City, Missouri 64111, and its successors, to carry out its duties under the Amended and Restated Administrative Services Agreement of even date herewith (the “ASA”) in accordance with, but not limited to, the following:
1.	To enter into and execute contracts (with amounts due and payable thereunder not to exceed One Hundred Thousand Dollars ($100,000)) relating to the performance of Administrative Services as defined in the ASA but do not relate to the performance of Public Accounting Services; and

2.	To deposit into M&P account(s), all funds, fees and revenues generated from the Business and to make withdrawals from the M&P account(s) for payment to creditors, including without limitation, RSMM and the employees of M&P and other persons who perform services on behalf of M&P.
     This Limited Power of Attorney may be revoked by M&P at anytime with respect to matters following the date of revocation. In the event of such revocation, M&P shall indemnify and hold RSMM harmless for any and all costs, expenses or damages incurred by RSMM as a result of the revocation.
     This Limited Power of Attorney shall terminate on the expiration or earlier termination of the Administrative Services Agreement.
     All capitalized terms not otherwise defined herein shall have the meaning given to them in that certain Administrative Services Agreement of even date hereto.

McGLADREY & PULLEN, LLP
By:
Dave Scudder, Managing Partner

STATE OF	)
) ss.
COUNTY OF	)

     On this _____________ day of ___________, 20___, before me, _______________________, a Notary public in and for said state, personally appeared Dave Scudder of McGladrey & Pullen, LLP, who executed the above document, and acknowledged to me that he is the Managing Partner of McGladrey & Pullen, LLP, and executed the same for the purposes therein stated.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

My commission expires:

2

SCHEDULE 4.1.1
With reference to Section 4.1.1, the proportion of the space utilized by each party shall be calculated as follows:
1.	The relative use of space as between RSMM & M&P attest FTEs at the inception of the subleases or March 1, 2010 (for purposes of FY 2011 planned allocation) for all shared locations to determine annual base rents allocated to each party. The proportionate share of annual base rents will be used to allocate total location occupancy costs. A true-up calculation will be performed on March 1st of each year.

2.	The relative use of space as between RSMM and M&P on March 1st of each year will be used for both the current year’s true-up calculation as well as for the initial budgeted allocation for the following fiscal year. True-up adjustments will be made if the computed annual base rents based on March 1 FTEs changed by more than 2% from the planned allocation.

3.	Merged-in locations and add-on mergers will be added at the merger inception date in the same manner as a new subleased location. These locations will trigger an adjustment to both the number of FTEs at the inception date and the number of FTE’s at the end of the fiscal year.

4.	If RSMM or M&P exits a location under sublease, then that location will be removed from the proportionate share calculation and both parties shall pay occupancy costs based on the proportion of FTE’s as of the lease inception date.